As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-89495

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

Corixa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1654387
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, Washington 98101

(206) 366-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal

Executive Offices)

_________________________

ANERGEN, INC. 1988 STOCK OPTION PLAN

ANERGEN, INC. 1992 CONSULTANT PLAN

ANERGEN, INC. 1995 DIRECTOR OPTION PLAN

ANERGEN, INC. 1996 STOCK OPTION PLAN

(Full title of the plan)

_________________________

Donald F. Parman, Esq.

Vice President - U.S. Legal Operations

GlaxoSmithKline

One Franklin Plaza, P.O.Box 7929

Philadelphia, PA 19102

(215) 751-7633

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_________________________

Copies to:

Victor I. Lewkow, Esq.

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza

New York, NY 10006

(212) 225-2000

__________________________________________________

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-89495) filed by Corixa Corporation (“Corixa”) with the Securities and Exchange Commission (the “Commission”) on October 22, 1999 (the “Registration Statement”) relating to 73,350 shares of Corixa’s common stock, par value $0.001 per share (the “Common Stock”). The Registration Statement registered the shares of Common Stock for issuance by Corixa pursuant to the Anergen, Inc. (“Anergen”) 1988 Stock Option Plan, the Anergen 1992 Consultant Plan, the Anergen 1995 Director Option Plan and the Anergen 1996 Stock Option Plan.

On July 12, 2005, SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) (“GSK”), GSK Delaware Corp., a wholly owned subsidiary of GSK (“Merger Sub”) and Corixa completed the merger of Merger Sub with and into Corixa (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 29, 2005, by and among such parties. As a result of the Merger, Corixa became a wholly owned subsidiary of GSK and each issued and outstanding share of Corixa’s stock was cancelled in exchange for the right to receive in cash $4.40 per share of Common Stock, $517.65 per share of Series A preferred stock and $172.01 per share of Series B preferred stock, in each case without interest. The Common Stock ceased trading on The Nasdaq National Market at the close of business on July 12, 2005.

In connection with the closing of the Merger, Corixa has terminated all of its offerings of its common stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Corixa in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of Corixa which remain unsold at the termination of the offering, Corixa hereby removes from registration all shares of the Common Stock and participation interests registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

[The remainder of this page is intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 29th day of July, 2005.

                CORIXA CORPORATION

By /s/ Donald F. Parman
Name:	Donald F. Parman
Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 29th day of July 2005.

Signature	Title

/s/ Chester F. Koczynski	President

/s/ Donald F. Parman	Director

/s/ Audrey Klijian	Treasurer

/s/ William Mosher	Assistant Treasurer

/s/ Arlene S. Sothern	Assistant Secretary